AMENDMENT NO.2 TO
                              EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO.2 TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of October 14, 1997 (the "Effective Date"), by and between ACSYS, Inc., a Georgia corporation, (the "Company"), and Timothy Mann, Jr., an individual resident of Georgia ("Executive").

     WHEREAS, Executive is an executive officer and shareholder of the Company; and

     WHEREAS, Executive and the Company entered into that certain Employment Agreement dated as of March 12, 1997, as amended by Amendment No. 1 dated September 3, 1997 (the "Agreement");

     NOW, THEREFORE, for $10.00 in hand paid by the Company to Executive and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company including, without limitation, the promises and covenants of the parties set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1.2 of Article I of the Agreement is hereby deleted in its entirety and replaced with the following:

     "1.2 Duties and Responsibilities of Executive. Executive is hereby employed as the Chief Executive Officer (the "CEO") of the Company. Executive shall devote his full time, energy and skill to such office and shall do and perform all services and acts necessary or advisable to fulfill the duties of such office. In his capacity as the CEO, the Executive shall report to the Board of Directors of the Company, and shall conduct and perform such additional services and activities as may be determined from time to time by any of them. Executive's authority and responsibility in the Company shall at all times be subject to the review and discretion of the Board of Directors, who shall have the final authority to make decisions regarding the business of the Company. Executive acknowledges that he has a duty of loyalty to the Company and shall not engage in, directly or indirectly, any other business or activity that could materially and adversely affect the Company's business or the Executive's ability to perform his duties under this Agreement, provided, however, that the Executive shall be free to participate in board, civic, and charitable activities so long as such activities do not interfere with his duties and responsibilities hereunder."

2. The first sentence of Section 1.3(a) of Article I is hereby deleted in its entirety and replaced with the following:

     "Executive shall be paid a minimum annual gross salary of two hundred thousand dollars ($200,000.00), payable bi-weekly."

3. The last sentence of Section 1.7 of Article I is hereby deleted in its entirety.

4. The second sentence of Section 3.3 of Article 3 is hereby deleted in its entirety and replaced with the following:

     "Executive shall provide a minimum of thirty (30) days prior notice to the Board of Directors of his resignation."

5. All other provisions of the Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed and delivered as of the date first above written.


"Company"                               "Executive"
ACSYS, Inc.

By:/s/ David C. Cooper                  /s/ Timothy Mann, Jr.
  Signature                             Timothy Mann, Jr.

David C. Cooper
Print Name

Chairman
Title